Filed Pursuant to Rule 424(b)(5)
Registration No. 333-269153

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements dated February 23, 2024 and October 5, 2023,

and Prospectus dated January 18, 2023)

Up to $75,000,000

Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the information in the prospectus dated January 18, 2023 (the “Prior Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form S-3 (File No. 333-269153) (the “Registration Statement”), as previously amended and supplemented by our prospectus supplements dated October 5, 2023 and February 23, 2024 (together with the Prior Prospectus, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $21,950,000 pursuant to the terms of that certain Open Market Sale Agreement (the “Original Sales Agreement”) dated October 5, 2023, with Jefferies LLC (“Jefferies”). On August 3, 2025, we entered into that certain Amendment No. 1 to the Original Sales Agreement (as amended, the “Sales Agreement”), pursuant to which Jefferies was replaced as the sales agent by LifeSci Capital LLC (the “Sales Agent”). As disclosed in our Current Report on Form 8-K filed with the SEC on August 4, 2025, all references to Jefferies in the ATM Prospectus shall now refer to the Sales Agent. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements thereto.

As of the date hereof, the aggregate market value of our outstanding common stock held by non-affiliates (our “public float”), calculated in accordance with General Instruction I.B.6 of Form S-3 under the Securities Act of 1933, as amended, was approximately $93.7 million, which was calculated based on 47,085,662 shares of our outstanding common stock held by non-affiliates as of September 4, 2025, at a price of $1.99 per share as of September 11, 2025, which was the highest closing price of our common stock on The Nasdaq Capital Market within 60 days of the filing of this Prospectus Supplement.

We are filing this Prospectus Supplement to amend the ATM Prospectus to update our public float, and indicate that, since our public float is above $75.0 million, we are no longer subject to the sales limitations of General Instruction I.B.6 of Form S-3 with respect to the Registration Statement of which the ATM Prospectus, as amended by this Prospectus Supplement, forms a part. If we become subject to the limitations of General Instruction I.B.6 in the future, we will file another supplement to the ATM Prospectus, as amended by this Prospectus Supplement.

Since our entry into the Sales Agreement, we have sold approximately $0.96 million of common stock pursuant to the Sales Agreement. Accordingly, because we are no longer subject to the sales limitations of General Instruction I.B.6, we may offer and sell up to an additional $74.0 million of shares of our common stock pursuant to the Sales Agreement from time to time through the Sales Agent.

Our common stock trades on the Nasdaq Capital Market under the symbol “EQ.” On September 18, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.50 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” on page S-7 of the Prior Prospectus and in the documents incorporated by reference into this Prospectus Supplement and the ATM Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this Prospectus Supplement and the ATM Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the ATM Prospectus. Any representation to the contrary is a criminal offense.

LifeSci Capital

The date of this Prospectus Supplement is September 19, 2025.